As filed with the Securities and Exchange Commission on August 1, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED CONTINENTAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-2675207
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

233 S. Wacker Drive Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

United Continental Holdings, Inc. 2006 Director Equity Incentive Plan, As Amended and Restated

(Full Title of the Plan)

Brett J. Hart

Executive Vice President, General Counsel and Secretary

United Continental Holdings, Inc.

233 S. Wacker Drive

Chicago, Illinois 60606

(872) 825-4000

(Name and address, including zip code, and telephone number, including area code, of agent for services)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Small reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value per share	300,000(2)	$46.585(3)	$13,975,500(3)	$1,800.04

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents additional shares that are available for issuance or distribution under the United Continental Holdings, Inc. 2006 Director Equity Incentive Plan, as amended and restated, as approved by the registrant’s stockholders at the registrant’s Annual Meeting of Stockholders held on June 11, 2014.
(3)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act, solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices of the registrant’s Common Stock reported on the New York Stock Exchange on July 28, 2014.

REGISTRATION OF ADDITIONAL SECURITIES

INCORPORATION OF EARLIER REGISTRATION STATEMENT BY REFERENCE

United Continental Holdings, Inc. (the “Company”) is registering an additional 300,000 shares of its common stock for issuance or distribution under the United Continental Holdings, Inc. 2006 Director Equity Incentive Plan, as amended and restated (the “Plan”), with the filing of this Registration Statement. The Company’s stockholders approved the addition of these shares to the Plan at the Company’s Annual Meeting of Stockholders held on June 11, 2014.

Pursuant to General Instruction E to Form S-8, the Company hereby incorporates by reference into this Registration Statement the contents of the Form S-8 Registration Statement filed with respect to the United Continental Holdings, Inc. 2006 Director Equity Incentive Plan on February 1, 2006 (File No. 333-131434), except to the extent otherwise updated or modified by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible plan participants pursuant to Rule 428(b) of the Securities Act or additional information about the terms of the Plan are available without charge by contacting:

Brett J. Hart

Executive Vice President, General Counsel and Secretary

United Continental Holdings, Inc.

233 S. Wacker Drive

Chicago, Illinois 60606

(872) 825-4000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated in this Registration Statement by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

Filing	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2013	February 20, 2014
Quarterly Report on Form 10-Q for the quarter ended June 30, 2014	July 24, 2014
Quarterly Report on Form 10-Q for the quarter ended March 31, 2014	April 24, 2014
Current Report on Form 8-K	June 20, 2014
Current Report on Form 8-K	June 12, 2014
Current Report on Form 8-K	May 19, 2014
Current Report on Form 8-K	March 11, 2014
Current Report on Form 8-K	January 15, 2014
The description of the Company’s common stock incorporated by reference in the Registration Statement on Form 8-A, including any amendments or reports filed to update such description	February 1, 2006

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

The validity of the Common Stock offered hereby will be passed upon for the Company by Sidley Austin LLP, Chicago, Illinois.

Item 6. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The amended and restated certificate of incorporation of the Company generally provides that the Company will indemnify its directors and officers to the fullest extent permitted by law; provided that except as set forth in the following paragraph, the Company will indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company. Furthermore, the Company will not be obligated to indemnify a director or officer for costs and expenses relating to proceedings (or any part thereof) instituted against the Company by such director or officer (other than proceedings pursuant to which such director or officer is seeking to enforce such director’s or officer’s indemnification rights hereunder). The right to indemnification includes the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires the payment of such expense incurred by a director or officer in such capacity in advance of the final disposition of a proceeding, it shall be made only upon delivery of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

If the Company does not pay a claim for indemnification in full within 30 days after a written claim has been received by it, the claimant may at any time thereafter bring suit to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure by the Company (including by the board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including by the board of directors, independent legal counsel, or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The amended and restated certificate of incorporation of the Company also provides for the limitation of liability set forth in Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The amendment restated certificate of incorporation of the Company allows the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section. The Company maintains a policy that provides liability insurance for directors and officers of the Company and its subsidiaries.

The right to indemnification set forth in the amended and restated certificate of incorporation of the Company is not exclusive of any other right that any person may have or acquire under any statute, any provision of the amended and restated certificate of incorporation or amended and restated bylaws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

The employment agreement of Jeffery Smisek provides for indemnification by the Company as provided in the Company’s amended and restated certificate of incorporation and amended and restated bylaws, the Merger Agreement (as defined below) and pursuant to applicable law. The Company’s indemnification obligations under Mr. Smisek’s employment agreement survive the termination of the employment agreement.

The Agreement and Plan of Merger, dated as of May 2, 2010, by and among the Company, Continental and JT Merger Sub Inc. (the “Merger Agreement”) provides that the Company shall purchase a “tail” directors’ and officers’ liability insurance policy for Continental and its then current and former directors and officers then covered by the directors’ and officers’ liability insurance coverage maintained by Continental in a form reasonably acceptable to Continental that shall provide Continental and such directors and officers with coverage for six years following the effective time of the merger of JT Merger Sub Inc. into Continental of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage then maintained by Continental; provided, however, that in no event will the Company be required to expend for any year of such six-year period an amount in excess of 250% of the annual aggregate premiums currently paid by the Company for such insurance (the “Maximum Premium”). The Company shall maintain such policy in full force and effect, and continue to honor the obligations thereunder. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Company will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits

See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 1, 2014.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Brett J. Hart
Name:	Brett J. Hart
Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffery A. Smisek and John D. Rainey, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 1, 2014.

Signature	Title

/s/ Jeffery A. Smisek	Chairman, President and Chief Executive Officer
Jeffery A. Smisek	(Principal Executive Officer)

/s/ John D. Rainey	Executive Vice President and Chief Financial Officer
John D. Rainey	(Principal Financial Officer)

/s/ Christopher T. Kenny	Vice President and Controller
Christopher T. Kenny	(Principal Accounting Officer)

/s/ Carolyn Corvi
Carolyn Corvi	Director

/s/ Richard A. Delaney
Richard A. Delaney	Director

/s/ Jane C. Garvey
Jane C. Garvey	Director

/s/ James J. Heppner
James J. Heppner	Director

/s/ Walter Isaacson
Walter Isaacson	Director

/s/ Henry L. Meyer III
Henry L. Meyer III	Director

/s/ Oscar Munoz
Oscar Munoz	Director

/s/ William R. Nuti
William R. Nuti	Director

/s/ Laurence E. Simmons
Laurence E. Simmons	Director

/s/ David J. Vitale
David J. Vitale	Director

/s/ John H. Walker
John H. Walker	Director

/s/ Charles A. Yamarone
Charles A. Yamarone	Director

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Sidley Austin LLP with respect to the validity of Common Stock being registered hereby (filed herewith)

10.1	United Continental Holdings, Inc. 2006 Director Equity Incentive Plan, As Amended and Restated (filed as Annex A to the Company’s Definitive Proxy Statement filed on April 25, 2014 and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1)

24	Power of Attorney (contained on the signature page to this Registration Statement)